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                                                      EXHIBIT 15
                        UNITED STATES DISTRICT COURT
                    FOR THE WESTERN DISTRICT OF VIRGINIA
                           HARRISONBURG DIVISION


WLR FOODS, INC.,

            Plaintiff,

v.                                  CIVIL ACTION NO. 94-0012(H)

TYSON FOODS, INC.,

            Defendant.


                           AMENDED COMPLAINT FOR
                     DECLARATORY AND INJUNCTIVE RELIEF


            Plaintiff WLR Foods, Inc. ("WLR"), by its undersigned

attorneys, for its complaint, upon knowledge with respect to itself and its own acts and upon information and belief as to all other matters, alleges:



                            I.  NATURE OF ACTION

            1.    This action seeks a declaration that WLR's Shareholder

Protection Rights Agreement (the "Rights Plan"), adopted on February 4,

1994, is valid and was duly adopted in full conformance with applicable law and that any rights to be issued pursuant to the Rights Plan (the

"Right(s)") are valid, binding and legally enforceable under state and federal law.

            2.    This action also seeks a declaration that Article 14, Va.

Code Secs. 13.1-725, et seq., and Article 14.1, Va. Code Secs. 13.1-

728.1, et seq., of Virginia's Stock Corporation Act (collectively the

"Articles") are

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constitutional under the Virginia and the United States Constitutions and valid under any other applicable law.  The Articles were adopted by the

Commonwealth of Virginia as a means of protecting Virginia corporations and their shareholders.


                             II.  JURISDICTION

            3.    This Court has jurisdiction over this matter pursuant to

28 U.S.C. Sec. 1331, 28 U.S.C. Sec. 1332 (a) (1) and 28 U.S.C. Sec. 2201.


                               III.  PARTIES

            4.    WLR is a Virginia corporation with its principal

executive offices in Rockingham County, Virginia.  Shares of WLR's common stock are publicly traded on the NASDAQ National Market System.

            5.    Defendant Tyson Foods, Inc. ("Tyson") is a Delaware

corporation with its principal executive offices in Springdale, Arkansas.


                                IV.  CLAIMS

            6.    By letter dated January 24, 1994, Tyson proposed to WLR's

board of directors a merger of WLR and Tyson (or a subsidiary of Tyson)

pursuant to which the shareholders of WLR would receive $30.00 in cash for each of their WLR shares (a copy of the letter is attached hereto as

Exhibit A and is incorporated by reference).  In that letter, Tyson

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stated, among other things, that the proposal was contingent upon WLR's board of directors not using what Tyson termed any "Poison Pills" or other

"Anti-Takeover" measures to a "obstruct a merger."  This language indicates that Tyson believes a basis may exist for challenging the validity of measures such as the Rights Plan.

            7.    Tyson's January 24, 1994 letter also made its acquisition

proposal contingent upon the WLR board of directors taking necessary action to prevent the Virginia Stock Corporation Act from being an "impediment" to the proposed merger.  This condition to Tyson's proposed acquisition indicates that Tyson believes a basis may exist for challenging the validity of provisions of Virginia's Stock Corporation Act ("Stock

Corporation Act"), including the Articles.

            8.    By letter dated February 6, 1994, WLR rejected Tyson's

January 24, 1994 acquisition proposal (a copy of the letter is attached hereto as Exhibit B and is incorporated by reference).


                A.  Articles 14 and 14.1 Of Virginia's Stock
                     Corporation Act Are Constitutional

            9.    Article 14 of the Stock Corporation Act ("Article 14")

prohibits a corporation from engaging in certain transactions including mergers, with an "interested shareholder" for three years from the date that the person is determined by the corporation's board of directors to be an

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"interested shareholder."  An "interested shareholder" is defined by

Article 14 to be, among other things, the beneficial owner of more than ten percent of any class of outstanding voting shares of the corporation.

            10.   Article 14 provides for certain exceptions from the

requirements of the Article, including an exception for transactions approved by a majority of the disinterested directors of the corporation and two-thirds of the voting shares (other than those shares beneficially owned by the interested shareholder).

            11.   Article 14.1 of the Stock Corporation Act ("Article

14.1") limits the voting rights of the shares of a corporation acquired, in a "control share acquisition."  A "control share acquisition" is defined by

Article 14.1 to be the direct or indirect acquisition of sufficient shares to give the owner various specified levels of voting power in connection with the election of directors of the corporation.

            12.   Article 14.1 provides for certain exceptions from its

requirements.  For instance, the corporation's board of directors may take certain actions, under specified procedures and conditions, that will remove the acquisition from the limitations imposed by Article 14.1.  In addition, any acquiring person may request that the corporation call a special meeting of the shareholders for the purpose of considering the voting rights to be granted shares acquired or to be acquired in the control share acquisition.

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            13.   Articles 14 and 14.1 were adopted by the Commonwealth of

Virginia as a means of protecting Virginia corporations and their shareholders and do not conflict with either the Virginia or the United

States Constitutions or any other applicable law.

            14.   In its January 24, 1994 letter, Tyson states that its

proposal is contingent on WLR's board of directors taking action "necessary to prevent the Virginia Corporation Act from being an impediment to the proposed merger" and the board of directors not using the Act to

"disadvantage Tyson in the purchase of" WLR's stock.  Thus, rather than viewing and respecting the Articles as a measure by the Commonwealth of

Virginia to protect Virginia corporations and their shareholders, Tyson apparently believes them to be an "impediment" and "disadvantage" to its acquisition efforts.


                 B.  WLR's Shareholder Rights Plan Is Valid

            15.   At a meeting held on February 14, 1994, WLR's board of

directors adopted the Rights Plan.  In adopting the plan, the board of directors and each of its members acted in good faith, in conformity with fiduciary and other duties, and conducted a reasonable investigation which included receiving the advice of the company's management and legal and financial advisors.

            16.   Pursuant to the Rights Plan, among other provisions, the

board of directors declared a dividend

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distribution of one Right for each outstanding share of the Company's common stock (the "Common Stock").  The occurrence of certain events,

including commencement of a tender offer for acquisition of at least 15% of

WLR's common stock, entitles the holder of each Right to purchase one-

hundredth of a share of WLR Participation Preferred Stock at a price set by the board of directors in consultation with the Company's financial advisers (the "Exercise Price").  The Participating Preferred Stock would be designed so that each one-hundredth of a share has economic and voting terms similar to those of one share of Common Stock.

            17.   If any person acquires 15% or more of the outstanding

Common Stock (the "Flip-in trigger"), then:

            (i) Rights owned by the person acquiring such stock or transferees thereof will automatically be void; and

            (ii) each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock or Participating Preferred Stock having a market value of twice the Exercise Price.

The Rights may be redeemed by the boards of directors, at any time until a

Flip-in trigger has occurred, at a Redemption Price of $0.01 per Right.

            18.   WLR believes and alleges that the Rights Plan is valid

and lawful and was duly adopted in full conformance with applicable law,

and that its adoption was a legitimate exercise of business judgment by

WLR's board of directors, and

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not otherwise contrary to Virginia state law and federal laws.  The Right

Plan is binding in all respects, valid and enforceable.

            19.   Based on the language of Tyson's January 24, 1994 letter,

WLR believes and alleges that the defendant or persons or entities acting in concert with them or on their behalf will contest (a) the constitutionality or validity otherwise of Articles 14 and 14.1 and (b) the validity of the Rights Plan and the Rights.  Thus, an actual controversy exists between the parties to this action which is within the power of this

Court to determine pursuant to 28 U.S.C. Secs. 2201-2202.  This Court's determination of the issues presented herein will afford relief from uncertainty and insecurity with respect to rights, status, and legal relations between the parties.

            20.   Without a declaratory judgment, WLR and its shareholders

will be deprived of the assurance that (a) Articles 14 and 14.1 are applicable to Tyson's efforts to acquire the corporation and (b) the Rights

Plan was validly adopted and the Rights thereunder exercisable.

            21.   WLR has no adequate remedy at law as to matters which

require injunctive relief.

            WHEREFORE, plaintiff hereby requests that the Court enter a judgment:

            a.    Declaring that Articles 14 and 14.1 of the Virginia Stock

Corporation Act, are valid, lawful and binding

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under both the Virginia and the United States Constitutions and any other applicable laws.

            b.    Declaring that:

                  (i)   the Rights Plan and the  Rights
                        are valid, lawful and binding;

                  (ii)  the Rights Plan was adopted in
                        full compliance with the laws of
                        the Commonwealth of Virginia and
                        any other applicable law; and

                  (iii) the Rights distributed pursuant
                        thereto will be valid and
                        enforceable.

            c.    Temporarily, preliminarily and permanently enjoining

defendant, its affiliates, subsidiaries, officers, directors, and all others acting in concert with them or on their behalf, from bringing any action in any other court (a) challenging the constitutionality and validity of

Articles 14 and 14.1 of the Virginia Stock Corporation Act; (b) attacking any aspect of the Rights Plan, including the Plan's adoption under Virginia or in regard to any other applicable law; and/or (c) otherwise relating to or involving Tyson's proposal to acquire WLR and the response to that proposal by WLR and/or its directors, officers or agents, under state law and/or federal law.

            d.    Awarding to WLR and against defendant, costs and

disbursements of this action, including reasonable attorneys fees, if permitted by law; and

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            e.    Granting such further relief to WLR as may be just and

proper under the circumstances.





                                    /s/ Douglas L. Guynn
                                    Douglas L. Guynn
                                    VSB No. 19748
                                    Wharton, Aldhizer & Weaver
                                    A Professional Limited
                                    Liability Company
                                    100 South Mason Street
                                    Harrisonburg, Virginia 22801
                                    (703) 434-0316
                                    Attorneys for Plaintiff


OF COUNSEL:

William R. Norfolk
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
(212) 558-4000

Dated:  February 9, 1994